UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

PRIMO WATER CORPORATION
(Name of Registrant as Specified In Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

TIMOTHY P. HASARA

HENRIK JELERT

DEREK R. LEWIS

LORI T. MARCUS

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual and special meeting of shareowners (the “Annual and Special Meeting”) of Primo Water Corporation, a corporation continued under the laws of the Province of Ontario (the “Company”).

Item 1: On April 17, 2023, Legion issued the following press release:

Legion Partners Comments on Successful Outcome of Litigation Against Primo Water

Primo Has Capitulated and Accepted Legion Partners’ Position in its Entirety

Views the Entire Episode of Primo Invalidating Nominees and Forcing Legion Partners and the Company’s Shareowners to Waste Millions in Legal Fees as Nothing More than a Failed Entrenchment Tactic

LOS ANGELES – April 17, 2023 – Legion Partners Asset Management, LLC, together with its affiliates (collectively, “we” or “Legion Partners”), is a significant shareowner of Primo Water Corporation (“Primo”, or the “Company”) (TSX/NYSE: PRMW). On March 22, Legion Partners was forced to file a lawsuit in the Ontario Superior Court of Justice (the “Court”) against Primo in response to the rejection by the Board of Directors (the “Board”) of Legion Partners’ valid nomination of four independent, highly-qualified director candidates to the Primo Board.

Primo is reversing its position and has agreed to accept the nomination notice submitted by Legion Partners with respect to Legion Partners' nominees Henrik Jelert and Lori Tauber Marcus, and to reschedule the 2023 annual and special meeting of shareowners (the “Annual Meeting”). Primo has also agreed to refrain from interfering in the solicitation of Legion Partners’ proxies in any manner. All four of Legion Partners' nominees will now be standing for election to the Company's Board at the rescheduled Annual Meeting.

Legion Partners stated:

“This outcome is confirmation of the position we have always taken: the actions by Primo’s Board – first attempting to invalidate our entire campaign and subsequently two of our nominees – were nothing more than a tactic to subvert the rights of shareowners. Primo’s assertion that it has abandoned its efforts to block shareowners from voting on the Legion Partners nominees due to “expense and distraction” associated with the litigation is not credible. Primo’s position in the litigation was meritless from the outset. Tellingly, Primo abandoned its position in the litigation before it had to file any evidence to justify its actions. The reality is that the attempt at invalidating our nominees has already cost Primo shareowners and Legion Partners millions of dollars in legal fees, and now is also resulting in the Company having to postpone its Annual Meeting to May 31, 2023, causing unnecessary confusion for shareowners and forcing both sides to incur significant additional costs given the need to mail all new proxy materials.

If Primo had simply recognized our valid nomination of all four of our nominees two months ago, millions of shareowner dollars would have been saved, the Annual Meeting would not be delayed by almost a month and a newly constituted Board could have been seated in just two weeks. We strongly believe that this Board has breached its fiduciary duties and all four of the directors we have targeted require replacement: Jeremy Fowden, Billy Prim, Eric Rosenfeld and Greg Monahan.

The behavior of Primo’s Board sets a troubling precedent. Companies should not be allowed to weaponize their bylaws in order to reject director nominations with no basis, and then force shareowners to bring costly litigation simply to have their nominees voted on. This is the definition of using corporate resources to the detriment of shareowners. In our view, the fact that the Board was willing to engage in this behavior, while wasting shareowner capital, underscores the need for significant change on the Primo Board.

Further, it’s important to remember that the rejection of our nomination notice was linked to the personal attacks Primo has levied against two of our nominees – attacks that are not true and are arguably defamatory. In our view, Primo’s about-face on the litigation calls into question its credibility on all related issues. Shareowners should send a strong message to this Board that these harmful efforts are unacceptable by electing all four of our nominees.

We are pleased that shareowners now have the chance to vote for all four of our highly-qualified nominees – Timothy Hasara, Henrik Jelert, Derek Lewis and Lori Tauber Marcus. We encourage shareowners to vote on our new WHITE universal proxy card, which we will be mailing soon.”

About Legion Partners

Legion Partners is an activist investment manager based in Los Angeles, CA, focused on U.S. small-cap companies. Legion Partners seeks to generate attractive long-term returns employing deep fundamental research, a concentrated portfolio and responsible, collaborative engagement as a catalyst for value creation. Founded in 2012, Legion Partners takes a value-driven approach to managing a high-conviction portfolio on behalf of sophisticated institutional and individual investors. Learn more at www.legionpartners.com.

Investor Contact:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Media Contact:

Longacre Square Partners

Scott Deveau / Dan Zacchei

PRMW@longacresquare.com

Item 2: Also on April 17, 2023, Legion posted the following materials to www.PurifyThePrimoBoard.com: